Exhibit 12.1
THE TJX COMPANIES, INC.
NON-QUALIFIED STOCK OPTION CERTIFICATE
GRANTED UNDER THE COMPANY’S STOCK INCENTIVE PLAN
Series [ ]
This certificate evidences a non-qualified stock option to purchase shares of Common Stock, $1.00 par value, of The TJX Companies, Inc. (the “Company”) granted to the optionee named below under the Company’s Stock Incentive Plan (the “Plan”). This option is subject to the terms and conditions of the Plan, the provisions of which, as from time to time amended, are incorporated in this certificate by reference. Terms defined in the Plan are used in this certificate as so defined.

1.	Optionee:

2.	Number of Shares of Common Stock of the Company Subject to this Option:

3.	Date of Grant:

4.	Expiration Date:

5.	Option Price:	[ ] per share, payable by (i) certified or bank check, (ii) through a broker-assisted exercise as described in the Plan, or (iii) shares of Common Stock of the Company not then subject to restrictions under any Company Plan (which shares, if acquired directly from the Company, must have been held for at least six months), or a combination of (i), (ii) and (iii).

6.	Exercise of Option:	This option shall become exercisable in annual installments as specified below:

This option may be exercised to the extent it has become exercisable in full at any time prior to the Expiration Date, or in part from time to time prior to the Expiration Date.

7.	Termination of Employment: In the event of the termination of employment of the optionee or in the event of the designation of the optionee as an inactive employee by reason of Disability, this option may thereafter be exercised during the following applicable period (or until the Expiration Date, if earlier) but only to the extent it was exercisable at the earlier of such termination or designation (except as otherwise indicated below):

Reason for Termination or Designation	Subsequent Period for Exercise
8.	Partial Acceleration of Exercisability Upon Death and Disability: Subject to Paragraph 7 above, in the event of the termination of employment due to the death or Disability of the optionee, or in the event of the designation of the optionee as an inactive employee by reason of Disability, this option shall be exercisable as to the number of shares for which it could have been exercised immediately prior to such termination or designation or, if greater, (i) the total number of shares subject to this option multiplied by a fraction the numerator of which shall be the number of days between the grant of this option and such termination or designation and the denominator of which shall be the number of days between the grant of this option and the date upon which this option, by its terms, would have become fully exercisable, minus (ii) the number of shares, if any, previously purchased under this option, provided, however, that no shares may be purchased under this option in the event that such termination or designation occurs within three months after the grant of this option.

9.	Change of Control: This option unless previously terminated or expired shall automatically become fully exercisable upon the occurrence of a Change of Control.

10.	Automatic Exercise in Certain Circumstances: To the extent any portion of this option is otherwise exercisable but remains unexercised at the close of business on the Expiration Date (or on the date of the earlier expiration of the period for exercising such portion of the option following a termination of employment or a designation as an inactive employee by reason of Disability), and if on such date the Fair Market Value of the shares subject to such exercisable but unexercised portion of this option exceeds the aggregate consideration that would have been required to be paid to purchase such shares had such portion of this option been exercised, the optionee will automatically be paid, in cancellation of such portion of the option, an amount of Company Stock having a Fair Market Value equal to such excess, if any.

11.	Limited Transferability: This option may not be transferred by the optionee other than by will or by the laws of descent and distribution, and is exercisable during the optionee’s lifetime only by the optionee.

12.	Withholding: No shares will be delivered pursuant to the exercise or automatic exercise of this option unless and until the person exercising the option has paid to the Company any taxes required to be withheld by the Company as a consequence of such exercise or automatic exercise, or otherwise provided to the Company’s satisfaction for the payment of such taxes.

THE TJX COMPANIES, INC.

BY:
[Title]